Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 14, 2007 accompanying the financial statements of Fox Factory, Inc. included in Compass Group Diversified Holdings LLC’s and Compass Diversified Holdings’ Current Report on Form 8-K dated February 22, 2008. We hereby consent to the incorporation by reference in the Registration Statements of Compass Group Diversified Holdings LLC and Compass Diversified Holdings on Forms S-3 (File No. 333-147218, effective November 7, 2007 and File No. 333-147217, effective November 7, 2007).
/s/ Hutchinson and Bloodgood LLP
Watsonville, California
February 21, 2008